Exhibit 99.1

Myrexis, Inc.	The Ruth Group
Patrick M. Burke, Ph.D., V.P.	Sara Pellegrino (investors)
Corporate and Business Development	(646) 536-7002
801-214-7822	spellegrino@theruthgroup.com
investor.relations@myrexis.com
Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

Myrexis Reports Fiscal Year 2010 Results

Robust Oncology Pipeline Advancing

Conference Call Today at 4:30pm ET

Upcoming Events

•	Announce final Phase 1 data for MPC-3100, a fully-synthetic Hsp90 inhibitor, in solid and hematological refractory cancer patients in 2H 2010

•	Complete preclinical studies of cancer metabolism inhibitor (CMI) MPC-9528 and file investigational new drug application (IND) in 1H 2011

•	Initiate Azixa™ Phase 2b two-arm trial in glioblastoma in 4Q 2010

•	Present updated results from Azixa™ Phase 2 monotherapy trial in relapsed glioblastoma multiforme in 1H 2011

FY10 Highlights

•	Completed separation from Myriad Genetics, Inc., creating independent publicly traded company; and changed name to Myrexis, Inc. from Myriad Pharmaceuticals, Inc.

•	Prioritized potential first-in-class/best-in-class oncology pipeline and suspended HIV product candidates

•	Presented Azixa Phase 2a data at the American Society of Clinical Oncology (ASCO) annual meeting in June 2010; durable responses in patients with glioblastoma multiforme and metastatic melanoma

•

Presented preclinical results at the American Association of Cancer Research (AACR) annual meeting in April describing MPC-9528, (formerly MPI-486348) the Company’s novel CMI (an inhibitor of Nicotinamide phosphoribosyltransferase, (Nampt))

•	Presented interim Phase 1 data of MPC-3100 at the annual ASCO meeting in June 2010 and the AACR-NCI-EORTC International Conference, Molecular Targets and Cancer Therapeutics in November 2009

•

Identified IND candidate MPI-0485520, an oral anti-interferon which targets the inhibition of a novel protein kinase, IKK epsilon, for certain cancers and chronic inflammatory diseases such as rheumatoid arthritis and lupus

•	Engaged in active partnership discussions for all preclinical and clinical stage programs, including suspended HIV product candidates

Salt Lake City, (September 9, 2010) – Myrexis, Inc. (Nasdaq: MYRX), a biotechnology company focused on discovering, developing, and commercializing novel treatments for cancer, today announced financial results for its fourth quarter and fiscal year ended June 30, 2010.

In July 2010, Myriad Pharmaceuticals, Inc. changed its name to Myrexis, Inc., and announced its intention to focus internal development efforts on its robust pipeline of preclinical and clinical drug candidates with first-in-class/best-in-class therapeutic potential in oncology.

“During the past year our oncology pipeline has generated compelling clinical and preclinical results, and is now our top priority,” said Adrian N. Hobden, Ph.D., President and CEO of Myrexis, Inc. “Our product candidates have demonstrated significant therapeutic potential in hard-to-treat cancers, particularly in patients that have exhausted alternative treatment options or are unable to tolerate available therapies. Our goal is to develop highly potent and selective drugs that offer strong efficacy and improved safety, while limiting off-target toxicities or multidrug resistance associated with current treatments in the market or under development,” continued Dr. Hobden.

“By the end of the second half of calendar year 2010, we look forward to completing the Phase 1 study of MPC-3100, our fully-synthetic oral Hsp90 inhibitor. We also plan to complete preclinical work with our exciting cancer metabolism inhibitor, MPC-9528, and file an IND in the first half of calendar year 2011,” he concluded.

In the first year after its spin-off from Myriad Genetics, Inc. (Nasdaq: MYGN), the Company has made significant progress with its oncology portfolio, highlighted at several important scientific meetings:

Azixa™ (verubulin, MPC-6827), a novel, small-molecule microtubule destabilizing agent which achieves remarkable drug levels in the brain, was featured at the annual American Society of Clinical Oncology (ASCO) meeting in June 2010. In two Phase 2 clinical studies in patients with recurrent glioblastoma multiforme (GBM) and stage 4 metastatic melanoma, Azixa in combination with standard of care resulted in durable responses with no added toxicity compared to chemotherapy alone. Based on these results, Myrexis expanded the program and is currently planning to initiate a Phase 2b 2-arm trial of Azixa with temozolomide versus temozolomide alone in glioblastoma patients. In addition, a Phase 2 clinical trial with Azixa as a single agent is fully enrolled and currently ongoing in patients with recurrent GBM. The single-agent study includes patients who have also failed prior Avastin treatment. An update from this study is expected at a scientific conference in the first half of calendar year 2011.

Data for MPC-3100, a novel, fully-synthetic, small molecule Hsp90 inhibitor that is differentiated by its broad therapeutic index and oral bioavailability was also published at the annual ASCO meeting in June. The abstract included interim results from a Phase 1 clinical trial in relapsed or refractory cancers. Importantly, the study has demonstrated that patients can safely achieve drug levels which significantly exceed the drug levels observed to be safe and efficacious in non-clinical models. The trial is expected to be completed by the end of calendar year 2010.

In addition to its lead clinical programs, the Company’s preclinical research efforts have gained significant traction over the past 12 months:

Preclinical studies of MPC-9528 (formerly MPI-0486348) were discussed in two presentations during the annual AACR meeting in April 2010. Validated through the Myrexis chemical proteomics platform, MPC-9528 is an inhibitor of cancer metabolism and Nicotinamide phosphoribosyltransferase (Nampt). MPC-9528 is potentially effective against a broad spectrum of cancer cells, with demonstrated activity against a wide range of tumor tissue types. Myrexis expects to complete preclinical studies in the first half of calendar year 2011.

Additional preclinical studies of MPC-9528 have identified the opportunity to develop the compound with a highly predictive companion diagnostic test. Early data suggests that as many as 40% of all tumors will be particularly sensitive to MPC-9528.

At the Federation of American Societies for Experimental Biology annual meeting in April 2010, Myrexis presented data on its newest IND candidate, the oral anti-interferon MPI-485520, which targets protein kinase IKK epsilon. Myrexis has initially targeted IKK epsilon for development against certain cancers. Results in the September 2009 issue of Cell also indicated its potential in obesity, diabetes, and associated inflammatory diseases (Chiang, et al, (2009), Cell 138, 961-975). The Company is currently focusing this program on rheumatoid arthritis and lupus. Results to be presented by the Company’s scientists at American College of Rheumatology meeting in November will further validate these applications.

Fourth Quarter and Fiscal Year 2010 Results

“June 30, 2010 concluded our first year as an independent publicly traded company. We have continued to build long-term shareholder value through the continued development of our clinical and preclinical pipeline”, said Robert Lollini, Chief Financial Officer and Treasurer; “in addition, we continue to have a strong cash position to fund the next stage of development of our entire oncology pipeline during the coming year.”

The financial results for the quarter and fiscal year periods ended June 30, 2010 and the balance sheet as of June 30, 2010 and 2009 represent the first full year of operations for Myrexis and its financial condition as an independent company after its spin-off from Myriad Genetics, Inc. on June 30, 2009. The results of operations for the quarter and fiscal year periods ended June 30, 2009 were derived from the historical consolidated financial statements of Myriad Genetics and such results may not be indicative of the actual operating results that would have been realized had the Company operated as an independent, publicly traded company.

During the fiscal year 2010, Myrexis used a total of $40.4 million of cash to fund its operations, resulting in a balance of $147.5 million in cash, cash equivalents and marketable investment securities on June 30, 2010.

No research revenue was recognized for the fourth quarter of fiscal 2010, compared to $392,000 in the fourth quarter of fiscal 2009. For the fiscal year 2010, research revenue was $90,000, compared to $5.5 million in the previous fiscal year. Research revenue in the prior fourth quarter and fiscal year periods reflect revenue earned from two long-term research collaborations that were both completed during the fiscal year ended June 30, 2009. In 2009 the majority of research revenues were derived from whole genome sequencing projects, and today the market for such projects has been impacted by recent advances in competing DNA sequencing technologies. Accordingly, we do not anticipate a return of research revenue to the levels experienced in 2009 and prior years.

Research and development expenses for the fiscal fourth quarter 2010 were $6.9 million, a 47% decrease from the $12.9 million reported in fiscal fourth quarter 2009. For the fiscal year 2010, research and development expenses totaled $28.2 million, a 48% decrease from the fiscal year 2009. The year-over-year decreases in research and development expenses for the fourth quarter and fiscal year ended June 30, 2010 was due to decreased internal drug development costs of approximately $3.8 million and $24.3 million, respectively, primarily resulting from reductions in headcount and the cessation of other internal development activities related to our former drug candidate Flurizan. Also, over the same prior year periods, external drug development costs included a $7.5 million purchase of in-process research and development related to our HIV candidate MPC-4326.

Myrexis expects research and development expenses will fluctuate over the next several years as it conducts additional clinical trials to support the potential commercialization of drug candidates currently in clinical development, including Azixa and MPC-3100, and advances preclinical drug candidates into clinical development.

Selling, general and administrative expenses for the fourth quarter of fiscal 2010 were $0.9 million, compared to $1.8 million in the previous year. For the fiscal year 2010, selling, general and administrative expenses totaled $20.0 million, compared to $8.9 million during fiscal year 2009. The 124% increase in selling general and administrative expenses in the current fiscal year was due primarily to an increase in expenses associated with being a separate, stand-alone publicly traded entity. In addition, Myrexis incurred $3.1 million in external expenses in connection with the proposed merger with Javelin Pharmaceuticals, Inc. that was terminated in April 2010. These expenses were offset by $1.5 million in stipulated expenses reimbursed by Javelin plus a termination fee of $2.9 million. These reimbursed expenses are included in the financial results for the fourth quarter and fiscal year ended June 30, 2010, as an offset to total selling, general and administrative costs.

Other income of $22,000 and $1.2 million for the fourth quarter and fiscal year ended June 30, 2010, respectively, reflects interest income and realized gains on the Company’s marketable investment securities. Prior to June 30, 2009, all cash and investments were held and managed by Myriad Genetics. Accordingly, Myrexis had no other income (expense) in the comparable prior year periods.

The net loss for the fourth quarter and fiscal year ended June 30, 2010 was $7.8 million and $47.0 million, respectively, compared to a net loss of $14.3 million and $58.1 million, respectively, for the corresponding periods in the prior fiscal year. Basic and fully diluted net loss per share was $0.31 per share and $0.60 per share for the three months ended June 30, 2010 and 2009, respectively. For the full fiscal year, basic and fully diluted net loss per share was $1.91 per share and $2.43 per share for the fiscal years ended June 30, 2010 and 2009, respectively.

For the purpose of preparing the financial statements for Myrexis for the three and twelve months ended June 30, 2009, which were derived from Myriad Genetics’ historical consolidated financial statements, research expenses of Myrexis were determined on a specific identification basis and also include some proportional allocations of certain common costs of Myriad Genetics which were not specifically identified at the subsidiary level. Operating expenses also include similar proportional allocations related to administrative, information technology and facilities costs.

Conference Call Details

The Company will hold a conference call today at 4:30 p.m. ET (2:30 p.m. MT) to discuss financial results for its fourth quarter and fiscal year ended June 30, 2010.

To participate, please dial 1-877-312-5447 (USA) or 1-(253) 237-1129 (International). To access the live webcast please visit the Investor Relations section on the corporate web site at www.myrexis.com.

A replay of the conference call will be available beginning September 9, 2010 at 7:30 p.m. ET (4:30 p.m. PT) and ending on September 16, 2010 by dialing 1-800-642-1687 (USA) or 1-706-645-9291 (International), Conference ID: 95690635. A replay of the webcast will also be available on the corporate website for one month, through October 9, 2010.

Annual Shareholder Meeting

The Company’s 2010 annual meeting of stockholders will be held at 9:00 a.m. MST on Thursday, November 11, 2010, at the Company’s offices located at 305 Chipeta Way, Salt Lake City, Utah.

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on discovering, developing, and commercializing novel treatments for cancer. The Company has leveraged a unique understanding of the genetic causes of human disease to generate a robust pipeline of clinical and preclinical product candidates. These include compounds with distinct mechanisms of action and novel chemical structures that have first-in-class and/or best-in-class therapeutic potential. Myrexis is led by an experienced management team with expertise in human genetics, protein-protein interaction technology and chemical proteomic drug discovery.

For more information, please visit www.myrexis.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing, developments and progress of our clinical and preclinical programs. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that we may be unable to develop and maintain manufacturing capabilities for our products; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we may be unable to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in our Form 10-K, for the year ended June 30, 2009, which was filed with the Securities and Exchange Commission on September 28, 2009, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

Myrexis, Inc.

Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(audited)	(audited)

Research revenue	$—	$392	$90	$5,456

Costs and expenses:
Research and development expense	6,935	12,914	28,222	54,611
Selling, general, and administrative expense	894	1,824	19,984	8,981

Total costs and expenses	7,829	14,738	48,206	63,592

Operating loss	(7,829)	(14,346)	(48,116)	(58,136)

Other income, net	22	—	1,165	—

Net loss	$(7,807)	$(14,346)	$(46,951)	$(58,136)

Loss per basic and diluted share	$(0.31)	$(0.60)[1]	$(1.91)	$(2.43)[1]
Weighted-average shares used to compute net loss per basic and diluted share	24,983	23,974 [2]	24,545	23,974 [2]

(1)	Pro forma loss per basic and diluted share for fiscal year ended June 30, 2009.
(2)	Pro forma shares used to compute net loss per basic and diluted share for year ended June 30, 2009.

Myrexis, Inc.

Balance Sheets (Audited)

June 30, 2010 and 2009

(In thousands, except per share amounts)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$35,911	$128,372
Marketable investment securities	102,965	40,728
Prepaid expenses and other assets	453	240

Total current assets	139,329	169,340

Equipment and leasehold improvements:
Equipment	6,035	5,338
Leasehold improvements	1,160	—

	7,195	5,338
Less accumulated depreciation	1,199	—

Net equipment and leasehold improvements	5,996	5,338

Long-term marketable investment securities	8,577	18,905
Other assets	206	94

Total assets	$154,108	$193,677

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,927	$—
Accrued liabilities	2,323	4,576

Total current liabilities	4,250	4,576

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; no shares issued and outstanding	—	—
Common stock, $0.01 par value, authorized 60,000 shares; issued and outstanding 25,214 shares at June 30, 2010; issued and outstanding 23,974 shares at June 30, 2009	252	240
Additional paid-in capital	196,532	188,400
Accumulated other comprehensive income	25	461
Accumulated deficit	(46,951)	—

Total stockholders’ equity	149,858	189,101

Total liabilities and stockholders’ equity	$154,108	$193,677